Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini or Brett Suddreth
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2008 First Quarter
COPPELL, TEXAS, November 7, 2007 – Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its first quarter of fiscal 2008.
Net income for the quarter ended September 30, 2007 was $618,000, compared to net income of $1,884,000 for the quarter ended September 30, 2006. On a fully diluted basis, net income per share was $0.12 for the quarter ended September 30, 2007, compared to $0.36 for the quarter ended September 30, 2006.
Net sales for the quarter ended September 30, 2007 were $22,738,000, compared to $28,126,000 in the quarter ended September 30, 2006, a decrease of 19.2%. First quarter net sales from the Craftmade segment were $14,283,000, compared to $16,451,000 for the same quarterly period last year, a decrease of 13.2%. The decrease in the Craftmade segment was primarily due to a decrease in demand for decorative ceiling fans and Accolade lighting products as a result of the weak overall housing market.
“While we continue to face a challenging housing environment, we have focused on introducing new lighting products, expanding Teiber accounts and developing new accounts for the Durocraft product lines,” commented James R. Ridings, Craftmade’s Chairman and Chief Executive Officer. “We believe that long-term growth will be favorably affected by competitive product sourcing, development of innovative product designs and introduction on new products through our enhanced product development efforts.”
First quarter net sales for the TSI segment were $8,455,000, compared to $11,675,000 for the same three-month period last year, a decrease of 27.6%. The decline was due to the previously announced discontinuance of indoor and outdoor lighting direct-import sales and lower sales of portable lamps and accessories.
Gross profit as a percentage of net sales increased 1.8% to 33.0% for the quarter ended September 30, 2007, compared to 31.2% for the quarter ended September 30, 2006. The increase was driven by higher margins from the TSI segment.
Gross profit as a percentage of net sales of the Craftmade segment of 35.1% for the quarter ended September 30, 2007 was consistent with gross profit as a percentage of net sales of 35.0% for the quarter ended September 30, 2006.

Press Release
Craftmade International, Inc.
November 7, 2007

Gross profit as a percentage of net sales of the TSI segment increased 3.7% to 29.6% of net sales for the quarter ended September 30, 2007, compared to 26.0% of net sales in the same prior year period. The increase resulted from lower markdowns and lower product reset costs.
Selling, general and administrative (“SG&A”) expenses of the Company increased $457,000 to $5,541,000, or 24.4% of net sales, for the quarter ended September 30, 2007, compared to $5,084,000, or 18.1% of net sales, for the same period last year. Accounting, legal and consulting fees increased $272,000 primarily due to the Company’s exploration of strategic alternatives. Group health claims increased $204,000 as a result of unusually high medical claims during the quarter.
Minority interest expense increased $233,000 to $498,000 for the quarter ended September 30, 2007, compared to $265,000 for the same period in the previous quarter. The increase in minority interests resulted from increased profits at Design Trends.
“We are not pleased with the degree to which the housing environment affected our earnings for the quarter, but we believe that our business strategy focused on long-term growth will help us continue to mitigate some of the extreme downward pressure created by current market conditions,” commented Mr. Ridings. “Although we incurred some unusually high expenses this quarter with our exploration of strategic alternatives and group health claims, we continue to focus on reducing expenses and have taken steps to lower them including a reduction of headcount.
“Despite the challenging operating conditions, our balance sheet remains strong, and we recently issued our 54th consecutive quarterly cash dividend,” continued Mr. Ridings. “We will continue to invest in our future by continuing to strengthen our product development and marketing so we can maintain what we believe to be our industry-leading quality, improve profit margins and offer our customers industry-leading designs. We remain committed to our goal of growing organically and seeking opportunistic acquisitions in order to achieve more advantageous growth objectives with the potential to expand into adjacent product categories and sales channels which we believe could be less reliant on the overall housing environment,” concluded Mr. Ridings.

Press Release
Craftmade International, Inc.
November 7, 2007

A conference call to discuss the Company’s results for the first quarter ended September 30, 2007 is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial 1-866-710-0179 a few minutes before the start time and reference confirmation code 179165. Additionally, a replay of the earnings conference call will be available after the completion of the call through November 14, 2007, and can be accessed by dialing 1-877-919-4059 and referencing confirmation code 179165. A webcast of the conference call can also be accessed by visiting the Company’s Web site at www.craftmade.com.
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 54 independent sales representatives. Through its Trade Source International subsidiary, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Various statements in this Press Release or incorporated by reference herein, in future filings with the SEC, in press releases, and in oral statements made by or with the approval of authorized personnel constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. These forward-looking statements include statements or predictions regarding among other items: revenues and profits; gross margin; customer concentration; customer buying patterns; sales and marketing expenses; general and administrative expenses; pricing and cost reduction activities; income tax provision and effective tax rate; realization of deferred tax assets; liquidity and sufficiency of existing cash, cash equivalents, and investments for near-term requirements; purchase commitments; product development and transitions; competition and competing technology; outcomes of pending or threatened litigation; and financial condition and results of operations as a result of recent accounting pronouncements. These forward-looking statements are based largely on expectations and judgments and are subject to a number of risks and uncertainties, many of which are beyond our control. Significant factors that cause our actual results to differ materially from our expectations are described in our Form 10-K under the heading of “Risk Factors.” We undertake no obligation to publicly update or revise these Risk Factors or any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Release
Craftmade International, Inc.
November 7, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited – Dollars in thousands)

	Three Months Ended
	September 30,	September 30,
	2007	2006
Net sales	$22,738	$28,126
Cost of goods sold	(15,228)	(19,344)

Gross profit	7,510	8,782

Gross profit as a percentage of net sales	33.0%	31.2%

Selling, general and administrative expenses	(5,541)	(5,084)
Depreciation and amortization	(205)	(200)

Total operating expenses	(5,746)	(5,284)

Income from operations	1,764	3,498

Interest expense, net	(322)	(368)

Income before income taxes and minority interests	1,442	3,130
Income taxes	(326)	(981)

Income before minority interests	1,116	2,149

Minority interests	(498)	(265)

Net income	$618	$1,884

Weighted average common shares outstanding:
Basic	5,205	5,204
Diluted	5,206	5,215

Basic earnings per common share	$0.12	$0.36

Diluted earnings per common share	$0.12	$0.36

Cash dividends declared per common share	$0.12	$0.12

Press Release
Craftmade International, Inc.
November 7, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT
(Unaudited)
(Dollars in thousands)

	Summary Income Statement by Segment
	(Dollars in thousands)
	Three Months Ended			Three Months Ended
	September 30, 2007			September 30, 2006
	Craftmade	TSI	Total	Craftmade	TSI	Total

Net sales	$14,283	$8,455	$22,738	$16,451	$11,675	$28,126
Cost of goods sold	(9,276)	(5,952)	(15,228)	(10,699)	(8,645)	(19,344)

Gross profit	5,007	2,503	7,510	5,752	3,030	8,782
Gross profit as a % of net sales	35.1%	29.6%	33.0%	35.0%	26.0%	31.2%

Selling, general and administrative	(3,961)	(1,580)	(5,541)	(3,638)	(1,446)	(5,084)
As a % of net sales	27.7%	18.7%	24.4%	22.1%	12.4%	18.1%

Depreciation and amortization	(140)	(65)	(205)	(139)	(61)	(200)

Total operating expenses	(4,101)	(1,645)	(5,746)	(3,777)	(1,507)	(5,284)

Income from operations	$906	$858	1,764	$1,975	$1,523	3,498

Interest expense, net			(322)			(368)

Income before income taxes and minority interests			1,442			3,130
Income taxes			(326)			(981)

Income before minority interests			1,116			2,149
Minority interests			(498)			(265)

Net income			$618			$1,884

Press Release
Craftmade International, Inc.
November 7, 2007

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash	$712	$928
Accounts receivable, net	17,091	18,082
Inventories, net	17,631	18,076
Income taxes receivable	1,081	1,376
Deferred income taxes	1,250	1,251
Prepaid expenses and other current assets	1,452	1,503

Total current assets	39,217	41,216

Property and equipment, net	8,369	8,379
Goodwill	13,791	13,644
Other intangibles, net	1,453	1,502
Other assets	9	10

Total non-current assets	23,622	23,535

Total assets	$62,839	$64,751

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities
Book overdrafts	$189	$48
Accounts payable	5,470	5,903
Other accrued expenses	2,241	2,472
Current portion of long-term obligations	42	264

Total current liabilities	7,942	8,687

Non-current liabilities
Long-term obligations	18,004	18,938
Deferred income taxes	1,140	1,107
Other long-term liabilities	190	—

Total non-current liabilities	19,334	20,045

Total liabilities	27,276	28,732

Minority interests	3,017	3,495

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,704,420 shares issued	97	97
Additional paid-in capital	17,859	17,831
Retained earnings	52,716	52,722
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	32,546	32,524

Total liabilities, minority interests and stockholders’ equity	$62,839	$64,751

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